CEO and Medical Adviser of Canbiola, Inc., Discuss Company Updates with Everett Jolly on Uptick Newswire’s “Stock Day” Podcast

Phoenix, AZ (August 7, 2018) – Canbiola (OTC: CANB) (the “Company”) announced CEO Marco Alfonsi and medical adviser, Dr. Bob Kornfeld’s interview on Uptick Newswire’s “Stock Day” Podcast.

Jolly began the interview by asking CEO Marco Alfonsi for an update on the company since last appearing on the show on June 6, 2018.

Alfonsi stated that Canbiola is a CBD company that deals with a 99.5% or higher pure isolate. The Company works with at least 100 doctor’s offices at this point with a very high success rate and are experiencing continued and rapid growth.

Alfonsi briefly mentioned the shareholder’s letter from mid-July, which indicated that Canbiola continues to engage strategic medical partners that have allowed the Company to penetrate new markets and exponentially grow its exposure. This has involved the training of sales teams, which has begun to show results.

Alfonsi indicated that Canbiola doubled revenues from its 1st quarter in its second quarter. He plans to expand the Company’s product line by the 4th quarter 2018.

Jolly wanted to know, “How is Canbiola changing patients’ lives?”

Dr. Kornfeld indicated that in his practice, its use has made a huge difference and he thinks it will certainly make a difference in the delivery of pain medicine. The physician seeks to find out why the immune system is struggling to heal. “It all comes down to a very, very important process that happens in the human body to keep us healthy and it’s called homeostasis.” What that really means is that doctors are not only relieving pain and inflammation, but patients now have more efficient homeostasis. Doctors are doing this without drugs and side effects, while pushing the body to actually be healthier. Dr. Kornfeld feels this is really the future of medicine.

Jolly asked Alfonsi, “Where do you see the Company 12 months from now?”

Alfonsi indicated he is very optimistic that he can continue to help expand the size of the third party manufacturing facility where Canbiola’s products are made, exclusively, to help meet growing demand. “The results speak for themselves. The product is being accepted. The doctors are now starting to refer more physicians to us. So, when you have physicians referring other physicians, we’re obviously on the right path.”

Jolly ended the interview by asking if either gentleman wanted to add something else. Dr. Kornfeld said he wanted to add that physicians need to be educated to become aware of safer alternatives to drugs. Canbiola is in a position to really break open the whole movement away from drugs that cause addiction or death by overdose toward a product that is all natural. He said, “This is a really exciting time to be in this industry.”

For more information about the Company’s financial details, listen to the full interview at the link below:

https://upticknewswire.com/featured-interview-ceo-marco-alfonsi-of-canbiola-inc-otcpink-canb/

About CANB

Canbiola, Inc., is a U.S. Company specializing in the sale of a variety of Cannabidiol (CBD) based products such as oils, creams, moisturizers, chews, vapes, isolate, gel caps, concentrate and water. Canbiola is developing their own line of proprietary products, as well as seeking synergistic value through acquisitions in the CBD and Legal Medical Marijuana Industry. Canbiola is committed to providing the highest quality and lowest cost hemp solutions with the highest purity standards in the industry. Canbiola and its employees are passionate about improving people's lives. We take pride in providing pure products infused with organic and natural ingredients. When purchasing our products, we want customers to know that they are buying lab tested, high quality natural products at a great price. Cannabis derived products, including CBD, are considered federally illegal. Canbiola aims to operate legally in the states that have enacted cannabis or CBD regulations. The Company also owns two technological solutions: (1) WrapMail (US patent 8,572,275), which turns regular emails into marketing and branding for the sender; and (2) Prosperity/Bullseye, which is a solution for document management and compliance targeted at broker dealer, public companies and governmental agencies, requiring a flawless all-in-one solution for document management, retention and compliance.

Contact:

Canbiola

960 South Broadway

Suite 120

Hicksville, NY 11801

516-205-4751

https://canbiola.com/

info@canbiola.com

Safe Harbor Act and Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the

Securities and Exchange Commission. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

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